Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Annual Report on Form 10-K, as amended, of Genufood Energy Enzymes Corp. (the “Company”) for the years ended September 30, 2022 and 2023, of our report dated January 12, included in its Form 10-K, as amended, with respect to our audits of the consolidated financial statements of the Company as of September 30, 2023, and for the year ended September 30, 2023.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
January 12, 2024